SUB-ITEM 77K: Changes in registrant's certifying accountant.

On February 6, 2003, PricewaterhouseCoopers, LLP was dismissed as the Registrant's independent certified public accountants. The decision to dismiss PricewaterhouseCoopers, LLP was based upon cost considerations and was approved by the Registrant's Board of Trustees. PricewaterhouseCoopers, LLP had served as the Registrant's independent certified public accountants for each of the two years in the period ended December 31, 2002. PricewaterhouseCoopers, LLP issued unqualified reports on the financial statements of the Registrant for each of those years. There were no disagreements with PricewaterhouseCoopers, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the Registrant's two most recent fiscal years and to February 6, 2003, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years.

On February 6, 2003, the Registrant's Board of Trustees engaged the firm of Briggs, Bunting and Dougherty, LLP to serve as its independent certified public accountant. The Registrant represents that it had not consulted with Briggs, Bunting & Dougherty, LLP at any time prior to their engagement with respect to the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant's financial statements.

In connection with PricewaterhouseCoopers LLP's audits for the year ended December 31, 2002, PricewaterhouseCoopers LLP advised the Registrant that controls around the process of preparing financial statements required significant improvement to avoid the need for continuing extensive manual adjustments. PricewaterhouseCoopers LLP advised them that the subject of the recommendation was considered in establishing the scope of its December 31, 2002 audit and did not affect its opinion on the financial statements.

The Registrant has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated August 25, 2003, is filed as an Exhibit to this Form N-SAR.